Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Cogent Biosciences, Inc. of our report dated March 16, 2021 relating to the financial statements, which appears in Cogent Biosciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 16, 2021